As filed with the Securities and Exchange Commission on November 21, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioVie Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	46-2510769
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

680 W Nye Lane Suite 201

Carson City, NV 89703

(775) 888-3162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cuong Do

Chief Executive Officer

c/o BioVie Inc.

680 W Nye Lane Suite 201

Carson City, NV 89703

(775) 888-3162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael S. Lee, Esq.

Mark G. Pedretti, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Tel: (212) 521-5400

Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling securityholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED November 21, 2024

Up to 7,711,613 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the offer and resale, from time to time, by the selling stockholders named under the heading “Selling Stockholders” in this prospectus (the “Selling Stockholders”), and their donees, pledgees, transferees or other successors-in-interest, of up to 7,711,613 shares (the “Shares”) of the Class A common stock, par value $0.0001 per share (the “Common Stock”), of BioVie Inc. (the “Company”), consisting of (i) 4,443,000 shares of Common Stock issuable upon the exercise of the Private Placement I Warrants (as defined below), (ii) 2,667,000 shares of Common Stock issuable upon the exercise of the Private Placement II Warrants (as defined below), (iii) 97,440 shares of Common Stock issuable upon the exercise of the Placement Agent I Warrants (as defined below), (iv) 91,373 shares of Common Stock issuable upon the exercise of the Placement Agent II Warrants (as defined below), (v) 222,150 shares of Common Stock issuable upon the exercise of the Placement Agent III Warrants (as defined below), (vi) 133,350 shares of Common Stock issuable upon the exercise of the Placement Agent IV Warrants (as defined below), and (vii) 57,300 shares of Common Stock issuable upon the exercise of the Placement Agent V Warrants (as defined below) (together with the Private Placement I Warrants, the Private Placement II Warrants, the Placement Agent I Warrants, the Placement Agent II Warrants, the Placement Agent III Warrants, the Placement Agent IV Warrants, and the Placement Agent V Warrants, the “Warrants”) held by the Selling Stockholders. We are registering the offer and sale of the Shares issuable upon exercise of the Warrants to satisfy the registration rights that the Company granted to the Selling Stockholders under the (a) Warrant to Purchase Common Stock, issued to certain institutional investors pursuant to that certain placement agent agreement (the “October 21, 2024 PAA”) by and between us and ThinkEquity LLC as placement agent, dated October 21, 2024 (the “Private Placement I Warrants”), (b) Warrant to Purchase Common Stock, issued to certain institutional investors pursuant to that certain placement agent agreement (the “October 23, 2024 PAA”) by and between us and ThinkEquity LLC as placement agent, dated October 23, 2024 (“Private Placement II Warrants”), (c) Warrant to Purchase Common Stock, issued to the placement agent pursuant to that certain placement agent agreement (“March 4, 2024 PAA”) by and between us and ThinkEquity LLC as placement agent, dated March 4, 2024 (the “Placement Agent I Warrants”), (d) Warrant to Purchase Common Stock, issued to the placement agent pursuant to that certain placement agent agreement (“September 23, 2024 PAA”) by and between us and ThinkEquity LLC as placement agent, dated September 23, 2024 (the “Placement Agent II Warrants”), (e) Warrant to Purchase Common Stock, issued to the placement agent pursuant to the October 21, 2024 PAA (the “Placement Agent III Warrants”), (f) Warrant to Purchase Common Stock, issued to the placement agent pursuant to the October 23, 2024 PAA (the “Placement Agent IV Warrants”), and (g) Warrant to Purchase Common Stock, issued pursuant to a placement agent agreement (“October 28, 2024 PAA”) by and between us and ThinkEquity LLC as placement agent, dated October 28, 2024 (the “Placement Agent V Warrants”).

We will not receive any proceeds from the sales of Shares by the Selling Stockholders. Upon any exercise of the Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants. We intend to use those proceeds, if any, for working capital and general corporate purposes.

The Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information on how the Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 20. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Shares covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “BIVI.” On November 19, 2024, the closing price for our Common Stock, as reported on The Nasdaq Capital Market was $3.51 per share.

Investing in these securities involves certain risks. See “Risk Factors” on page 10 of this prospectus. See also “Risk Factors” in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1, which we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may from time to time sell the Shares described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplements may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in the Shares being offered.

Neither we nor the Selling Stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or any applicable free writing prospectus that we have authorized. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The Shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, references in this prospectus to, “BioVie,” “the Company,” “we,” “our,” or “us” mean BioVie, Inc., a Nevada corporation. The term “Selling Stockholders” refers, collectively, to the selling stockholders named under the heading “Selling Stockholders” in this prospectus and their donees, pledgees, transferees or other successors-in-interest.

Unless otherwise indicated, all share amounts and share prices disclosed herein are presented on a post-split basis, giving effect to the one-for-ten (1:10) reverse stock split (the “Reverse Stock Split”) of all of the outstanding shares of the Company’s issued and outstanding Common Stock on August 6, 2024. As the financial statements incorporated by reference in this prospectus were filed prior to the Reverse Stock Split, the outstanding shares disclosed in such financial statements are presented on a pre-split basis. Future financial statements filed by the Company retrospectively present the shares on a post-split basis.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about us and certain information contained elsewhere in or incorporated by reference into this prospectus. This prospectus summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment, including the factors described under the heading “Risk Factors,” on page 10 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Overview of the Company

We are a clinical-stage company developing innovative drug therapies to treat chronic debilitating conditions including liver disease and neurological and neuro-degenerative disorders.

Neurodegenerative Disease Program

The Company acquired the biopharmaceutical assets of NeurMedix, Inc. (“NeurMedix”) a privately held clinical-stage pharmaceutical company and a related party in June 2021. The acquired assets included NE3107. In April 2024, the Company announced that the United States Adopted Names Council, and the World Health Organization International Nonproprietary Names expert committee had approved “bezisterim” as the non-proprietary (generic) name for NE3107. Bezisterim (NE3107) is an investigational, novel, orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of AD and PD, and bezisterim (NE3107) could, if approved by FDA, represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from AD and 1 million Americans suffering from PD.

In neurodegenerative disease, bezisterim (NE3107) inhibits activation of inflammatory extracellular signal-regulated kinase (“ERK”) and nuclear factor kappa-light-chain-enhancer of activated B cells (“NFκB”) (including interactions with tumor necrosis factor (“TNF”) signaling and other relevant inflammatory pathways) that lead to neuroinflammation and insulin resistance. Bezisterim (NE3107) does not interfere with their homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both inflammation and insulin resistance are drivers of Alzheimer’s disease (“AD”) and Parkinson’s disease (“PD”).

A. Alzheimer’s Disease (NCT05083260)

On November 29, 2023, the Company announced topline efficacy data from its Phase 3 clinical trial (NCT04669028) of bezisterim (NE3107) in the treatment of mild to moderate AD. The study had co-primary endpoints looking at cognition using the Alzheimer’s Disease Assessment Scale-Cognitive Scale (ADAS-Cog 12) and function using the Clinical Dementia Rating-Sum of Boxes. Patients were randomly assigned, 1:1 versus placebo, to receive sequentially 5 mg of bezisterim (NE3107) orally twice a day for 14 days, then 10 mg orally twice a day for 14 days, followed by 26 weeks of 20 mg orally twice daily.

Upon trial completion, as the Company began the process of analyzing the trial data, the Company found significant deviation from protocol and current good clinical practices (“cGCPs”) violations at 15 study sites (virtually all of which were from one geographic area). This highly unusual level of suspected improprieties led the Company to exclude all patients from these sites and to refer the sites to the U.S. Food and Drug Administration (“FDA”) Office of Scientific Investigations (“OSI”) for potential further action. After the patient exclusions, 81 patients remained in the Modified Intent-to-Treat population, 57 of whom were in the Per-Protocol population which included those who completed the trial and were verified to take study drug based on pharmacokinetic data.

The trial was originally designed to be 80% powered with 125 patients in each of the treatment and placebo arms. The unplanned exclusion of so many patients left the trial underpowered for its primary endpoints.

In the Per-Protocol population, which includes those patients who completed the trial and who were further verified to have taken the study drug (based on pharmacokinetics data), an observed but not statistically significant change from baseline appeared to suggest a slowing of cognitive loss; these same patients experienced an advantage in age deceleration vs. placebo as measured by deoxyribonucleic acid (“DNA”) epigenetic change. Age deceleration is used by longevity researchers to measure the difference between the patient’s biological age, in this case as measured by the Horvath DNA methylation Skin Blood Clock, relative to the patient’s actual chronological age. This test was a non-primary/secondary endpoint, other-outcome measure, done via blood test collected at week 30 (end of study).

Based on the efficacy signal seen in this trial, the Company is exploring (1) a discussion with the FDA to potentially employ the adaptive trial feature of the protocol to continue enrolling patients to achieve statistical significance; and/or (2) the design of a new Phase 3 study of bezisterim (NE3107) that leverages the most recent data and understanding of the potential effects bezisterim (NE3107) may have in persons with AD.

B. Parkinson’s Disease (NCT05083260)

The Phase 2 study of bezisterim (NE3107) for the treatment of PD (NCT05083260), completed in January 2023, was a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in PD participants treated with carbidopa/levodopa and NE3107. Forty-five patients with a defined L-dopa “off state” were randomized 1:1 to placebo or bezisterim (NE3107) 20 mg twice daily for 28 days. This trial was launched with two design objectives: (1) the primary objective was safety and drug-drug interaction, as requested by the FDA, to assess the potential for adverse interactions between bezisterim (NE3107) and carbidopa/ levodopa; and (2) the secondary objective was to determine if preclinical indications of promotoric activity and apparent enhancement of levodopa activity could be seen in humans. Both objectives were met.

To extend this Phase 2 data in progressed patients, the Company has designed a new Phase 2 study of bezisterim (NE3107) as a potential first line therapy to treat patients with new onset PD. In July 2024, the Company submitted the protocol for this new study to the FDA for regulatory review.

C. Long COVID Program

In April 2024, the Company announced the grant of a clinical trial award of up to $13.1 million from the U.S. Department of Defense (“DOD”), awarded through the Peer Reviewed Medical Research Program of the Congressionally Directed Medical Research Programs. In August 2024, U.S. Army Medical Research and Development Command, Office of Human Research Oversight (“OHRO”) approved the Company’s plan to evaluate bezisterim (NE3107) for the treatment of neurological symptoms that are associated with long COVID. The FDA had previously reviewed and approved the study as “Safe to Proceed” in August 2024. The approval from OHRO is the last scientific review milestone needed for the Company to receive the additional $12.6 million of the aggregate $13.1 million in grant funding from the DOD. The award can provide up to 2 years of non-dilutive funding for a Phase 2 clinical trial that will assess bezisterim (NE3107) for the treatment of neurological symptoms that are associated with long COVID. The Company anticipates the trial to commence by early 2025. The study protocol was finalized and submitted to the FDA for regulatory review in July 2024, and on August 22, 2024 the FDA authorized our Investigational New Drug (“IND”) application for bezisterim (NE3107), allowing us to study a novel, anti-inflammatory approach or the treatment of the debilitating neurocognitive symptoms associated with long covid.

Long COVID is a condition in which symptoms of COVID-19, the acute respiratory disease caused by the SARS-CoV-2 virus, persist for an extended period of time, generally three months or more. The Centers for Disease Control recently reported that 6.8% of adults in the United States (more than 17 million individuals) currently or previously had long COVID. Symptoms, which include fatigue, cognitive dysfunction and sleep disturbances, are debilitating. The loss in quality of life and earnings and increased medical costs has an enormous economic impact estimated to be 3.7 trillion dollars. To date there are no therapies proven effective for treatment.

Chronic inflammation is one of the main hypotheses that researchers have proposed to explain the persistence of symptoms in long COVID. Specifically in individuals with “brain fog,” sustained systemic inflammation and persistent localized blood-brain-barrier (“BBB”) dysfunction are key physiological features. Bezisterim (NE3107) permeates the BBB and has been shown to modulate inflammation via the inhibition of NF-kB activation, thus representing a novel oral treatment targeting an underlying cause of long COVID symptoms.

Chronic neuroinflammation, insulin resistance, and oxidative stress are common features in the major neurodegenerative diseases, including AD, PD, frontotemporal lobar dementia, and Amyotrophic lateral sclerosis. Bezisterim (NE3107) is an investigational oral small molecule, blood-brain permeable, compound with potential anti-inflammatory, insulin sensitizing, and ERK-binding properties that may allow it to selectively inhibit ERK-, NFκB- and TNF-stimulated inflammation. Bezisterim’s (NE3107) potential to inhibit neuroinflammation and insulin resistance forms the basis for the Company’s work testing the molecule in AD, PD, and long COVID patients. Bezisterim (NE3107) is patented in the United States, Australia, Canada, Europe and South Korea.

Liver Cirrhosis Program

In liver disease, our investigational drug candidate BIV201 (continuous infusion terlipressin), which has been granted both FDA Fast Track designation status and FDA Orphan Drug status, is being evaluated and discussed after receiving guidance from the FDA regarding the design of Phase 3 clinical testing for the treatment of ascites due to chronic liver cirrhosis. BIV201 is administered as a patent-pending liquid formulation.

In June 2021, the Company initiated a Phase 2 study (NCT04112199) designed to evaluate the efficacy of BIV201 (terlipressin, administered by continuous infusion for two 28-day treatment cycles) combined with standard-of-care (“SOC”), compared to SOC alone, for the treatment of refractory ascites. The primary endpoints of the study are the incidence of ascites-related complications and change in ascites fluid accumulation during treatment compared to a pre-treatment period.

In March 2023, the Company announced enrollment was paused and that data from the first 15 patients treated with BIV201 plus SOC appeared to show at least a 30% reduction in ascites fluid during the 28 days after treatment initiation compared to the 28 days prior to treatment. The change in ascites volume was significantly different from those patients receiving SOC treatment. Patients who completed the treatment with BIV201 experienced a 53% reduction in ascites fluid, which was sustained (43% reduction) during the three months after treatment initiation as compared to the three-month pre-treatment period.

In June 2023, the Company requested and subsequently received guidance from the FDA regarding the design and endpoints for definitive clinical testing of BIV201 for the treatment of ascites due to chronic liver cirrhosis. The Company is currently finalizing protocol designs for the Phase 3 study of BIV201 for the treatment of ascites due to chronic liver cirrhosis.

While the active agent, terlipressin, is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis, treatment of ascites is not included in these authorizations. Patients with refractory ascites suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months. The FDA has not approved any drug to treat refractory ascites.

The BIV201 development program was initiated by LAT Pharma LLC. On April 11, 2016, the Company acquired LAT Pharma LLC and the rights to its BIV201 development program. The Company currently owns all development and marketing rights to this drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between our predecessor entities, LAT Pharma LLC and NanoAntibiotics, Inc., BioVie is obligated to pay a low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

Placement Agent I Warrants Issued in Connection with Offering on March 4, 2024

On March 4, 2024, the Company entered into the March 4, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale (the “March 4 Offering”) directly to various investors (the “March 4 Investors”) of up to 2,100,000 shares of Common Stock, at a public offering price to the March 4 Investors of $10.00 per share of Common Stock (“March 4 Share Offering Price”) and/or pre-funded warrants to purchase shares of Common Stock at a public offering price to the March 24 Investors of $9.999 per pre-funded warrant (the “March 4 Securities”), together with warrants to purchase up to 1,050,000 shares of Common Stock.

In connection to the March 4 Offering, the Company issued the Placement Agent I Warrants, exercisable to purchase 105,000 shares of Common Stock, representing 5% of the March 4 Securities purchased at the closing of the March 4 Offering, for an aggregate purchase price of $100.00, at an exercise price of $12.50 per share, which is equal to 125% of the March 4 Share Offering Price. The Placement Agent I Warrants are exercisable from 180 days following the date of issuance in accordance with Rule 5110(g)(8)(A) of the Financial Industry Regulatory Authority (“FINRA”) and will expire five years following the date of issuance.

The holders of the Placement Agent I Warrants may exercise the Placement Agent I Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent I Warrants may also exercise the Placement Agent I Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent I Warrants. The Placement Agent I Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent I Warrants, the holders of the Placement Agent I Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Placement Agent II Warrants Issued in Connection with Offering on September 23, 2024

On September 23, 2024, the Company entered into the September 23, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale (the “September 23 Offering”) directly to various investors (the “September 23 Investors”) of up to 1,960,800 shares of Common Stock, at a public offering price to the September 23 Investors of $1.53 per share (the “September 23 Share Offering Price”) and/or pre-funded warrants to purchase shares of Common Stock, at a public offering price to the Investors of $1.5299 per pre-funded warrant (the “September 23 Securities”), together with warrants (“Common Warrants”) to purchase up to 1,960,800 shares of Common Stock.

In connection to the September 23 Offering, the Company issued the Placement Agent II Warrants, exercisable to purchase 98,040 shares of Common Stock, representing 5% of the September 23 Securities purchased at the closing of the September 23 Offering, for an aggregate purchase price of $100.00, at an exercise price of $1.9125 per share, which is equal to 125% of the September 23 Share Offering Price. The Placement Agent II Warrants are exercisable from 180 days following the date of issuance in accordance with the 5110(g)(8)(A) of FINRA and will expire five years following the date of issuance.

The holders of the Placement Agent II Warrants may exercise the Placement Agent II Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent II Warrants may also exercise the Placement Agent II Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent II Warrants. The Placement Agent II Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent II Warrants, the holders of the Placement Agent II Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Private Placement I Warrants and Placement Agent III Warrants Issued in Connection with Offering on October 21, 2024

On October 21, 2024, the Company entered into the October 21, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale (the “October 21 Offering”) directly to various investors (the “October 21 Investors”) of up to 4,443,000 shares of the Common Stock, at a public offering price to the October 21 Investors of $1.50 per share (the “October 21 Share Offering Price”).

In a concurrent private placement, pursuant to the October 21, 2024 PAA, to issue to the October 21 Investors the unregistered Private Placement I Warrants to purchase 4,443,000 shares of Common Stock (the “October 21 Shares”), with each Private Placement I Warrant exercisable for one share of Common Stock at an exercise price of $1.37 per share. Each Private Placement I Warrant will be exercisable beginning six months from the date of issuance and will expire five years following the initial exercise date.

The holders of the Private Placement I Warrants may exercise the Private Placement I Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Private Placement I Warrants may also exercise the Private Placement I Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Private Placement I Warrants. The Private Placement I Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Private Placement I Warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the Private Placement I Warrants of the shares of Common Stock issued and issuable upon exercise of the Private Placement I Warrants.

In connection with the October 21 Offering, the Company issued the Placement Agent III Warrants, exercisable to purchase 222,150 shares of Common Stock, representing 5% of the October 21 Shares purchased at the closing of the October 21 Offering, for an aggregate purchase price of $100.00, at an exercise price of $1.875 per share, which is equal to 125% of the October 21 Share Offering Price.

The holders of the Placement Agent III Warrants may exercise the Placement Agent III Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent III Warrants may also exercise the Placement Agent III Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent III Warrants. The Placement Agent III Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent III Warrants, the holders of the Placement Agent III Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Private Placement II Warrants and Placement Agent IV Warrants Issued in Connection with Offering October 23, 2024

On October 23, 2024, the Company entered into the October 23, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale (the “October 23 Offering”) directly to various investors (the “October 23 Investors”) of up to 2,667,000 shares (the “October 23 Shares”) of the Common Stock, at a public offering price to the October 23 Investors of $2.25 per share (the “October 23 Share Offering Price”).

In a concurrent private placement, pursuant to the October 23, 2024 PAA, the Company issued to the October 23 Investors unregistered Private Placement II Warrants to purchase 2,667,000 shares of Common Stock, with each Private Placement II Warrant exercisable for one share of Common Stock at an exercise price of $2.12 per share. Each Private Placement II Warrant will be exercisable beginning six months from the date of issuance and will expire five years following the initial exercise date.

The holders of the Private Placement II Warrants may exercise the Private Placement II Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Private Placement II Warrants may also exercise the Private Placement II Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Private Placement II Warrants. The Private Placement II Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Private Placement II Warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the Private Placement II Warrants of the shares of Common Stock issued and issuable upon exercise of the Private Placement II Warrants.

In connection with the October 23 Offering, the Company issued the Placement Agent IV Warrants, exercisable to purchase 133,350 shares of Common Stock, representing 5% of the October 23 Shares purchased at the closing of the October 23 Offering, for an aggregate purchase price of $100.00, at an exercise price of $2.8125 per share, which is equal to 125% of the October 23 Share Offering Price.

The holders of the Placement Agent IV Warrants may exercise the Placement Agent IV Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent IV Warrants may also exercise the Placement Agent IV Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent IV Warrants. The Placement Agent IV Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent IV Warrants, the holders of the Placement Agent IV Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Placement Agent V Warrants Issued in Connection with Offering on October 28, 2024

On October 28, 2024, the Company entered into the October 28, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale (the “October 28 Offering”) directly to various investors (the “October 28 Investors”) of up to 1,146,000 shares (the “October 28 Shares”) of the Common Stock, at a public offering price to the October 28 Investors of $2.83 per share (the “October 28 Share Offering Price”).

In connection with the October 28 Offering, the Company issued the Placement Agent V Warrants, exercisable to purchase 57,300 shares of Common Stock, representing 5% of the October 28 Shares purchased at the closing of the October 28 Offering, for an aggregate purchase price of $100.00, at an exercise price of $3.5375 per share, which is equal to 125% of the October 28 Share Offering Price.

The holders of the Placement Agent V Warrants may exercise the Placement Agent V Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent V Warrants may also exercise the Placement Agent V Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent V Warrants. The Placement Agent V Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent V Warrants, the holders of the Placement Agent V Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Corporate Information

Our principal executive office is located at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703, and our phone number is (775) 888-3162.

THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholders identified in this prospectus of up to 7,711,613 Shares, issuable upon the exercise of the Warrants held by the Selling Stockholders. We are registering the offer and sale of the Shares to satisfy the registration rights they were granted by the Company to the Selling Stockholders pursuant to the March 4, 2024 PAA, the September 23, 2024 PAA, the October 21, 2024 PAA, the October 23, 2024 PAA, and the October 28, 2024 PAA.

Issuer	BioVie Inc.

Common Stock offered by the Selling Stockholders	A total 7,711,613 Shares issuable upon the exercise of the Warrants.

Common Stock currently outstanding	17,768,174 (as of November 20, 2024)

Common Stock to be outstanding assuming the full exercise of the Warrants	25,479,787

The Warrants

The exercise price of the 4,443,000 Private Placement I Warrants is $1.37 per Private Placement I Warrant. The Private Placement I Warrants are exercisable at any time from date of issuance until April 22, 2030.

The exercise price of the 2,667,000 Private Placement II Warrants is $2.12 per Private Placement II Warrant. The Private Placement II Warrants are exercisable at any time from date of issuance until April 24, 2030.

The exercise price of the 97,440 Placement Agent I Warrants is $12.50 per Placement Agent I Warrant. The Placement Agent I Warrants are exercisable at any time from date of issuance until March 4, 2029.

The exercise price of the 91,373 Placement Agent II Warrants is $1.9125 per Placement Agent II Warrant. The Placement Agent II Warrants are exercisable at any time from date of issuance until September 23, 2029.

The exercise price of the 222,150 Placement Agent III Warrants is $1.875 per Placement Agent III Warrant. The Placement Agent III Warrants are exercisable at any time from date of issuance until October 21, 2029.

The exercise price of the 133,350 Placement Agent IV Warrants is $2.8125 per Placement Agent IV Warrant. The Placement Agent IV Warrants are exercisable at any time from date of issuance until October 23, 2029.

The exercise price of the 57,300 Placement Agent V Warrants is $3.5375 per Placement Agent V Warrant. The Placement Agent V Warrants are exercisable at any time from date of issuance until October 28, 2029.

Use of Proceeds	We will not receive any proceeds from the sales of Shares by the Selling Stockholders. Upon any exercise of the Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants. We intend to use those proceeds, if any, for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Trading Market and Ticker Symbol for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BIVI.”

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our Common Stock, you should carefully review and consider the “Risk Factors” section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement or amendment.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before deciding whether to invest in shares of our Common Stock, you should consider carefully the risks and uncertainties discussed under the sections titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in our subsequent filings with the SEC, which are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference herein, and any prospectus supplement and any free writing prospectus that we may authorize. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our Annual Report on Form 10-Q for the fiscal year ended June 30, 2024 (the “2024 Form 10-K”) entitled “Business,” and in the 2024 Form 10-K and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

●	our limited operating history and experience in developing and manufacturing drugs;
●	none of our products are approved for commercial sale;
●	our substantial capital needs;
●	product development risks;
●	our lack of sales and marketing personnel;
●	regulatory, competitive and contractual risks;
●	no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable;
●	risks related to our intellectual property rights;
●	the volatility of the market price and trading volume in our common stock;
●	the absence of liquidity in our common stock;
●	the risk of substantial dilution from future issuances of our equity securities; and
●	the other risks set forth herein and in the documents incorporated by reference herein under the caption “Risk Factors.”

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sales of Shares by the Selling Stockholders.

Upon any exercise of the Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants. We cannot assure you that any of the Warrants will be exercised, or if exercised, of the quantity that will be exercised or the period in which such Warrants will be exercised. We intend to use the proceeds, if any, for working capital and general corporate purposes.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following description is a summary of some of the terms of our securities, our organizational documents and Nevada law. The descriptions in this prospectus of our securities and our organizational documents in this prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation and Bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. All of our outstanding shares of Common Stock are fully paid and nonassessable.

On November 20, 2024, we had 17,768,174 shares of our Common Stock issued and outstanding.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIVI.”

The transfer agent and registrar for our Class A common stock is West Coast Stock Transfer, Inc., Encinitas, California.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, such prohibition extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	the combination meets specified statutory requirements.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. A corporation may elect to not be governed by the business combinations provisions if its articles of incorporation so provide. Our articles of incorporation do not contain an election to not be bound by these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our board of directors and management. According to our Articles of Incorporation and Bylaws, neither the holders of our Common Stock nor the holders of any preferred stock we may issue in the future have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under NRS 78.7502 generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation, as amended, and amended and restated bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

●	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and
●	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SELLING STOCKHOLDERS

On March 4, 2024, we entered into the March 4, 2024 PAA pursuant to which we issued to certain of the Selling Stockholders the Placement Agent I Warrants to purchase an aggregate of 105,000 shares of Common Stock. On September 23, 2024, we entered into the September 23, 2024 PAA pursuant to which we issued to certain of the Selling Stockholders the Placement Agent II Warrants to purchase an aggregate of 98,040 shares of Common Stock. On October 21, 2024, we entered into the October 21, 2024 PAA pursuant to which we issued to certain of the Selling Stockholders the Private Placement I Warrants to purchase an aggregate of 4,443,000 and the Placement Agent III Warrants to purchase an aggregate of 222,150 shares of Common Stock. On October 23, 2024, we entered into the October 23, 2024 PAA pursuant to which we issued to certain of the Selling Stockholders the Private Placement II Warrants to purchase an aggregate of 2,667,000 and the Placement Agent IV Warrants to purchase an aggregate of 133,350 shares of Common Stock. On October 28, 2024, we entered into the October 28, 2024 PAA pursuant to which we issued to certain of the Selling Stockholders the Placement Agent V Warrants to purchase an aggregate of 57,300 shares of Common Stock. This prospectus covers the sale or other disposition by the Selling Stockholders and their respective donees, pledgees or other successors-in-interest of up to the total number of Shares registered on behalf of the Selling Stockholders in the manner contemplated under “Plan of Distribution” below. Throughout this prospectus, when we refer to the Shares being registered on behalf of the Selling Stockholders, we are referring to the Shares issuable upon the exercise of the Warrants issued to the Selling Stockholders in the Offering and the Loan, and when we refer to the Selling Stockholders in this prospectus, we are referring to those investors set forth in the table below.

In connection with private placement offerings described above, we granted certain registration rights to the Selling Stockholders. The March 4, 2024 PAA, the September 23, 2024 PAA, the October 21, 2024 PAA, the October 23, 2024 PAA, the October 28, 2024 PAA also provide, among other things, certain indemnification rights and reimbursement by the Company of certain fees and expenses.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of at least twelve (12) months after the date that the Selling Stockholders are first given the opportunity to sell all of the Shares.

Except as otherwise disclosed herein and in the footnotes below with respect to the Selling Stockholders, the Selling Stockholders do not, and within the past three years, have not had, any position, office or other material relationship with us. Except as otherwise indicated below, based on the information provided to us by the Selling Stockholders, and to the best of our knowledge, no Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

The following table sets forth the name of the Selling Stockholders; the number of shares of Common Stock beneficially owned by the Selling Stockholders in the column “Shares of Common Stock Beneficially Owned Prior To The Offering”, the number of Shares that may be offered under this prospectus in the column “Maximum Number of Shares Being Offered”, and the number of shares of our Common Stock that will be owned by the Selling Stockholders assuming all of the Shares covered hereby are sold in the column “Shares of Common Stock Beneficially Owned After The Offering.” Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act (“Rule 13(d)”), beneficial ownership includes all shares of our Common Stock as to which a Selling Stockholder has sole or shared voting power or investment power and any shares of our Common Stock which the Selling Stockholder has the right to acquire within 60 days of November 20, 2024. In addition, for the purposes of presenting beneficial ownership, we assume the exercise of the Warrants held by each Selling Stockholder on that date, without regard to any limitations on the exercise of the Warrants and without regard to the Beneficial Ownership Limitation included in the Warrants as described below. The actual beneficial ownership of certain Selling Stockholders (determined in accordance with Rule 13(d)) and as described in the immediately preceding sentence) does not necessarily correspond to the number of Shares reflected below in the column “Maximum Number of Shares Being Offered.” The number of Shares in the column “Maximum Number of Shares Being Offered” represents all of the Shares that the Selling Stockholders may offer under this prospectus.

Notwithstanding the presentation of Share ownership in the table below, pursuant to the terms of the Warrants, a holder of a Warrant does not have the right to exercise any portion of the Warrant held by such holder to the extent (but only to the extent) that after giving effect to such issuance after exercise, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issued upon exercise of the Warrants (the “Beneficial Ownership Limitation”). The holder of a Warrant may, upon notice to the Company, increase or decrease the Beneficial Ownership Limitation of its Warrant, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant held by the holder. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. No such increase notice has been provided to the Company as of the date of this prospectus.

The information set forth in the table below is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of the Shares issuable upon the exercise of the Warrants to the Selling Stockholders. The percentages of shares of Common Stock beneficially owned before this offering are based on 17,768,174 shares of Common Stock outstanding as of November 20, 2024. The percentages of shares of our Common Stock owned after the offering are based on 25,479,787 shares of our Common Stock outstanding after this offering, including the 17,768,174 shares of Common Stock outstanding as of November 20, 2024 plus 7,711,613 Shares issuable upon the exercise of the Warrants covered hereby.

The Shares covered hereby may be offered from time to time by the Selling Stockholders. The Selling Stockholders may sell some, all or none of their respective Shares. We do not know how long the Selling Stockholders will hold their Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Shares.

	Shares of Common Stock Beneficially Owned Prior To The	Maximum Number of Shares Being		Shares of Common Stock Beneficially Owned After The Offering(1)
Name of Selling Stockholder	Offering	Offered		Number	Percent
Richard Adams(2)	700	700	(3)	0	*
Armistice Capital, LLC (4)	1,900,000	1,900,000	(5)	0	*
Nelson Baquet(2)	1,847	1,847	(6)	0	*
William Baquet(2)	108,817	108,817	(7)	0	*
Chirag Choudhary(2)	35,210	28,070	(8)	7,140	*
CVI Investments, Inc.(9)	1,490,000	1,240,000	(10)	250,000	*
Empery Asset Master, Ltd(11)	1,155,502	1,006,219	(12)	149,283	*
Empery Tax Efficient, LP(13)	429,765	386,567	(14)	43,198	*
Empery Tax Efficient III, LP(15)	564,733	507,214	(16)	57,519	*
Robert Forster(17)	50,000	50,000	(18)	0	*
Charles Giordano(2)	8,192	8,192	(19)	0	*
Phyllis Henderson(2)	4,200	4,200	(20)	0	*
Ramnarain Jaigobind(2)	219,746	219,746	(21)	0	*
Eric Lord(2)	108,270	107,662	(22)	609	*
Kevin Mangan(2)	72,054	72,054	(23)	0	*
Rexford Capital LLC(24)	60,000	60,000	(25)	0	*
Maria Robles(2)	924	924	(26)	0	*
Jeffrey Singer(2)	15,575	1,847	(27)	13,728	*
Craig Skop(2)	31,717	31,717	(28)	0	*
Kolinda Tomasic(2)	840	840	(29)	0	*
Scott Rothbaum(2)	12,500	12,500	(30)	0	*
Warberg WF XII LP(31)	110,000	60,000	(32)	50,000	*
3i, LP(33)	2,619,198	1,900,000	(34)	719,198	2.82%
Philip Quartuccio(2)	2,500	2,500	(35)	0	*

Percentages denoted by * are less than 1%.

(1)	Assumes that all Shares being registered in this prospectus are resold to third parties and that the Selling Stockholders sell all Shares registered under this prospectus held by them.

(2)	The Selling Stockholder is affiliated with ThinkEquity, LLC, a registered broker dealer with a registered address of c/o ThinkEquity LLC 17 State Street, 41st Floor New York, NY 10004, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of shares of common stock issuable upon exercise of each of the Placement Agent I Warrants, the Placement Agent II Warrants, the Placement Agent III Warrants, the Placement Agent IV Warrants and the Placement Agent V Warrants, as applicable, which were received as compensation for such offerings. The Selling Stockholder acquired each of the Placement Agent I Warrants, the Placement Agent II Warrants, the Placement Agent III Warrants, the Placement Agent IV Warrants and the Placement Agent V Warrants, as applicable, in the ordinary course of business and, at the time such warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(3)	Represents 700 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants.

(4)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)	Represents 1,260,000 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 640,000 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(6)	Represents 315 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 294 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 666 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 400 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 172 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(7)	Represents 17,644 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 17,504 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 39,675 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 23,796 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 10,198 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(8)	Represents 7,140 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 15,106 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 9,068 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 3,896 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(9)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as President of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in this registration statement of Shares purchased by the investor in this offering. The business address for CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(10)	Represents 600,000 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 640,000 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(11)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for EAM is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(12)	Represents 696,612 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 309,607 shares of Common Stock issuable upon exercise of the Private Placement II Warrants. All of the warrants owned by EAM have a Beneficial Ownership Limitation of 4.99%.

(13)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for ETE is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(14)	Represents 230,346 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 156,221 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(15)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for ETE III is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(16)	Represents 333,042 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 174,172 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(17)	The business address for Robert Forster is 54 Deepdale Dr., Great Neck, New York 11021.

(18)	Represents 50,000 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(19)	Represents 1,397 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 1,304 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 2,955 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 1,774 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 762 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(20)	Represents 700 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 700 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 1,500 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 900 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 400 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(21)	Represents 36,245 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 33,677 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 81,974 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 46,706 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 21,144 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(22)	Represents 17,135 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 15,833 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 41,542 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 22,436 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 10,716 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(23)	Represents 12,285 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 11,471 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 25,992 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 15,602 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 6,704 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(24)	C. Raymond Langston, III is the Manager of Rexford Capital LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The business address of Rexford Capital LLC is 1680 Michigan Ave., Suite 700, Miami Beach, Florida 33139.

(25)	Represents 31,500 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 28,500 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(26)	Represents 158 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 147 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 333 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 200 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 86 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(27)	Represents 315 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 294 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 666 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 400 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 172 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(28)	Represents 5,408 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 5,049 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 11,441 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 6,868 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 2,951 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(29)	Represents 140 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 100 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; 300 shares of Common Stock issuable upon exercise of the Placement Agent III Warrants; 200 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants; and 100 shares of Common Stock issuable upon exercise of the Placement Agent V Warrants.

(30)	Represents 2,500 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants; 5,000 shares of Common Stock issuable upon exercise of the Placement Agent II Warrants; and 5,000 shares of Common Stock issuable upon exercise of the Placement Agent IV Warrants.

(31)	Warberg Asset Management LLC, the general partner of Warberg WF XII LP, has voting and investment control over the reported securities. Mr. Daniel Warsh has voting and investment control over Warberg Asset Management LLC. As a result, Mr. Warsh may be deemed to have beneficial ownership of the reported securities that are held by Warberg WF XII LP. The business address for Warberg LP is c/o Warberg Asset Management LLC, 716 Oak Street, Winnetka, IL 60093.

(32)	Represents 31,500 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 28,500 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(33)	3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(34)	Represents 1,260,000 shares of Common Stock issuable upon exercise of the Private Placement I Warrants and 640,000 shares of Common Stock issuable upon exercise of the Private Placement II Warrants.

(35)	Represents 2,500 shares of Common Stock issuable upon exercise of the Placement Agent I Warrants.

Relationships with Selling Stockholders

For information relating to the relationships between the Company and the Selling Stockholders, see sections titled “Placement Agent I Warrants Issued in Connection with Offering on March 4, 2024,” “Placement Agent II Warrants Issued in Connection with Offering on September 23, 2024,” “Private Placement I Warrants and Placement Agent III Warrants Issued in Connection with Offering on October 21, 2024,” “Private Placement II Warrants and Placement Agent IV Warrants Issued in Connection with Offering October 23, 2024,” and “Placement Agent V Warrants Issued in Connection with Offering on October 28, 2024.”

PLAN OF DISTRIBUTION

We are registering the Shares issuable upon exercise of the Warrants to permit the resale of these Shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds, other than the nominal exercise price of the Warrants if paid in cash, from the sale by the Selling Stockholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Shares covered by this prospectus will be borne by the Selling Stockholders.

The Selling Stockholders, which shall include donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Shares or interests in Shares on any stock exchange, market or trading facility on which the shares of Common Stock of the Company are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through agreements between broker-dealers and the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to the registration statement of which this prospectus forms a part amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the Shares in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them will be the purchase price of the Shares less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that any Selling Stockholder will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

To the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus. Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of at least twelve (12) months after the date that the Selling Stockholders are first given the opportunity to sell all of the Shares.

LEGAL MATTERS

The validity of the Shares to be offered for resale by the Selling Stockholder under this prospectus will be passed upon for us by Fennemore Craig, P.C.

EXPERTS

The balance sheets of BioVie Inc. as of June 30, 2024 and 2023, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also access our SEC filings at our website https://bioviepharma.com/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

●	Our Annual Report on Form 10-K for the year ended June 30, 2024, filed with the SEC on September 30, 2024;

●	Our Definitive Proxy Statement on Form DEF 14A, filed with the SEC on September 27, 2024 as supplemented on Form DEFA14A filed with the SEC on October 22, 2024;

●	Our Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the SEC on November 13, 2024;

●	Our Current Reports on Form 8-K, filed with the SEC on July 30, 2024, August 1, 2024, as amended on Form 8-K/A on August 6, 2024, August 21, 2024, September 24, 2024, as amended on form 8-K/A on September 25, 2024 ,October 22, 2024 , October 22, 2024, October 24, 2024, October 24, 2024, October 29, 2024, October 29, 2024, and November 8, 2024 (in each case, other than information furnished pursuant to Item 2.02 or 7.01 of any such Current Report on Form 8-K); and

●	The description of our Common Stock contained in our registration on Form 8-A (File No. 001-39015) filed with the SEC on August 25, 2020, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of any or all of the reports or documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BioVie Inc., 680 W Nye Lane, Suite 201, Carson City, NV 89703.

7,711,613 Shares

BioVie Inc.

Class A Common Stock

PROSPECTUS

                              , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth various expenses being borne by the Company in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission registration fee		$3,730.85	(1)
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Miscellaneous	$	*
Total:		$3,730.85

(1)	This amount does not reflect the SEC registration fee offset to Rule 457(b).
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under NRS 78.7502 generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation, as amended, and amended and restated bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

●	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

●	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any securities within the past three years which were not registered under the Securities Act except as set forth below. The registrant believes that, unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Convertible Debt and Warrants

On November 30, 2021 (the “Loan Closing Date”), the Company entered into a Loan and Security Agreement and the Supplement to the Loan and Security Agreement (together, the “Loan Agreement”) with Avenue Venture Opportunities Fund II, L.P. (“AVOPII”) and Avenue Venture Opportunities Fund, L.P. (“AVOPI” and, together with AVOPII, the “Lenders,”) for growth capital loans in an aggregate principal amount of up to $20,000,000 (the “Loan”), with (i) $15,000,000 funded on the Loan Closing Date (“Tranche 1”) and (ii) up to $5,000,000 to be made available to the Company on or prior to September 15, 2022, subject to the Company’s achievement of certain milestones with respect to certain of its ongoing clinical trials (“Tranche 2”). The Loan bears interest at an annual rate equal to the greater of (a) the sum of 7.00% plus the prime rate as reported in The Wall Street Journal and (b) 10.75%. The Loan is secured by a lien upon and security interest in all of the Company’s assets, including intellectual property, subject to agreed exceptions. The maturity date of the Loan is December 1, 2024. Up to $5,000,000 of the principal amount of the Loan outstanding may be converted, at the option of the Lenders, into shares of the Company’s common stock at a conversion price of $69.84 per share. In connection with the Loan, pursuant to the funding of Tranche 1 on the Loan Closing Date, the Company issued to the Lenders warrants to purchase 36,101 shares of common stock of the Company at an exercise price per share equal to $58.20 (the “Stock Purchase Price”). The warrants are exercisable until November 30, 2026.

Equity Transaction with Acuitas

On July 15, 2022, the Company entered into a securities purchase agreement (the “2022 Purchase Agreement”) with Acuitas Group Holdings, LLC (“Acuitas”), pursuant to which Acuitas agreed to purchase from the Company, in a private placement (the “2022 PIPE Transaction”), (i) an aggregate of 363,636 shares of the Company’s common stock at a price of $16.50 per share (the “PIPE Shares”), and (ii) a warrant to purchase 727,273 shares of common stock (the “PIPE Warrant Shares” and, together with the PIPE Shares, the “PIPE Securities”), at an exercise price of $18.20, with a term of exercise of five years. The warrant has a down round feature that reduces the exercise price if the Company sells stock for lower price.

Placement Agent I Warrants Issued in Connection with Offering on March 4, 2024

On March 4, 2024, the Company entered into the March 4, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to the March 4 Investor of up to 2,100,000 shares of Common Stock, at a public offering price to the March 4 Investors of $10.00 per share of Common Stock and/or pre-funded warrants to purchase shares of Common Stock at a public offering price to the March 24 Investors of $9.999 per pre-funded warrant, together with warrants to purchase up to 1,050,000 shares of Common Stock.

In connection to the March 4 Offering, the Company issued the Placement Agent I Warrants, exercisable to purchase 105,000 shares of Common Stock, representing 5% of the March 4 Securities purchased at the closing of the March 4 Offering, for an aggregate purchase price of $100.00, at an exercise price of $12.50 per share, which is equal to 125% of the March 4 Share Offering Price. The Placement Agent I Warrants are exercisable from 180 days following the date of issuance in accordance with Rule 5110(g)(8)(A) of FINRA and will expire five years following the date of issuance.

The holders of the Placement Agent I Warrants may exercise the Placement Agent I Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent I Warrants may also exercise the Placement Agent I Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent I Warrants. The Placement Agent I Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent I Warrants, the holders of the Placement Agent I Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Placement Agent II Warrants Issued in Connection with Offering on September 23, 2024

On September 23, 2024, the Company entered into the September 23, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to the September 23 Investors of up to 1,960,800 shares of Common Stock, at a public offering price to the September 23 Investors of $1.53 per share and/or pre-funded warrants to purchase shares of Common Stock, at a public offering price to the Investors of $1.5299 per pre-funded warrant, together with warrants (“Common Warrants”) to purchase up to 1,960,800 shares of Common Stock.

In connection to the September 23 Offering, the Company issued the Placement Agent II Warrants, exercisable to purchase 98,040 shares of Common Stock, representing 5% of the September 23 Securities purchased at the closing of the September 23 Offering, for an aggregate purchase price of $100.00, at an exercise price of $1.9125 per share, which is equal to 125% of the September 23 Share Offering Price. The Placement Agent II Warrants are exercisable from 180 days following the date of issuance in accordance with the 5110(g)(8)(A) of FINRA and will expire five years following the date of issuance.

The holders of the Placement Agent II Warrants may exercise the Placement Agent II Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent II Warrants may also exercise the Placement Agent II Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent II Warrants. The Placement Agent II Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent II Warrants, the holders of the Placement Agent II Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Private Placement I Warrants and Placement Agent III Warrants Issued in Connection with Offering on October 21, 2024

On October 21, 2024, the Company entered into the October 21, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to the October 21 Investors of up to 4,443,000 shares of the Common Stock, at a public offering price to the October 21 Investors of $1.50 per share.

In a concurrent private placement, pursuant to the October 21, 2024 PAA, to issue to the October 21 Investors the unregistered Private Placement I Warrants to purchase 4,443,000 shares of Common Stock, with each Private Placement I Warrant exercisable for one share of Common Stock at an exercise price of $1.37 per share. Each Private Placement I Warrant will be exercisable beginning six months from the date of issuance and will expire five years following the initial exercise date.

The holders of the Private Placement I Warrants may exercise the Private Placement I Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Private Placement I Warrants may also exercise the Private Placement I Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Private Placement I Warrants. The Private Placement I Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Private Placement I Warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the Private Placement I Warrants of the shares of Common Stock issued and issuable upon exercise of the Private Placement I Warrants.

In connection with the October 21 Offering, the Company issued the Placement Agent III Warrants, exercisable to purchase 222,150 shares of Common Stock, representing 5% of the October 21 Shares purchased at the closing of the October 21 Offering, for an aggregate purchase price of $100.00, at an exercise price of $1.875 per share, which is equal to 125% of the October 21 Share Offering Price.

The holders of the Placement Agent III Warrants may exercise the Placement Agent III Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent III Warrants may also exercise the Placement Agent III Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent III Warrants. The Placement Agent III Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent III Warrants, the holders of the Placement Agent III Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Private Placement II Warrants and Placement Agent IV Warrants Issued in Connection with Offering October 23, 2024

On October 23, 2024, the Company entered into the October 23, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to the October 23 Investors of up to 2,667,000 shares of the Common Stock, at a public offering price to the October 23 Investors of $2.25 per share.

In a concurrent private placement, pursuant to the October 23, 2024 PAA, the Company issued to the October 23 Investors unregistered Private Placement II Warrants to purchase 2,667,000 shares of Common Stock, with each Private Placement II Warrant exercisable for one share of Common Stock at an exercise price of $2.12 per share. Each Private Placement II Warrant will be exercisable beginning six months from the date of issuance and will expire five years following the initial exercise date.

The holders of the Private Placement II Warrants may exercise the Private Placement II Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Private Placement II Warrants may also exercise the Private Placement II Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Private Placement II Warrants. The Private Placement II Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Private Placement II Warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the Private Placement II Warrants of the shares of Common Stock issued and issuable upon exercise of the Private Placement II Warrants.

In connection with the October 23 Offering, the Company issued the Placement Agent IV Warrants, exercisable to purchase 133,350 shares of Common Stock, representing 5% of the October 23 Shares purchased at the closing of the October 23 Offering, for an aggregate purchase price of $100.00, at an exercise price of $2.8125 per share, which is equal to 125% of the October 23 Share Offering Price.

The holders of the Placement Agent IV Warrants may exercise the Placement Agent IV Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent IV Warrants may also exercise the Placement Agent IV Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent IV Warrants. The Placement Agent IV Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent IV Warrants, the holders of the Placement Agent IV Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Placement Agent V Warrants Issued in Connection with Offering on October 28, 2024

On October 28, 2024, the Company entered into the October 28, 2024 PAA with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to various investors the October 28 Investors of up to 1,146,000 shares of the Common Stock, at a public offering price to the October 28 Investors of $2.83 per share.

In connection with the October 28 Offering, the Company issued the Placement Agent V Warrants, exercisable to purchase 57,300 shares of Common Stock, representing 5% of the October 28 Shares purchased at the closing of the October 28 Offering, for an aggregate purchase price of $100.00, at an exercise price of $3.5375 per share, which is equal to 125% of the October 28 Share Offering Price.

The holders of the Placement Agent V Warrants may exercise the Placement Agent V Warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the Placement Agent V Warrants may also exercise the Placement Agent V Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Placement Agent V Warrants. The Placement Agent V Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Placement Agent V Warrants, the holders of the Placement Agent V Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Item 16. Exhibits.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated April 11, 2016, among the Company, LAT Acquisition Corp and LAT Pharma, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 15, 2016).
3.1	Articles of Incorporation of the Company as filed with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 filed on August 15, 2013, File No. 333-190635).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 22, 2016).
3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Appendix A to the Company’s Information Statement on Schedule 14C filed on July 13, 2018).
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 3, 2018).
3.5	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s registration statement on Form S-1 filed on November 22, 2019, File No. 333-231136).
3.6	Certificate of Change (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 1, 2024)
3.7	Termination of Amendment/Certificate (incorporated by reference to Exhibit 3.1 to the Company’s Current Report, as amended, on Form 8-K/A filed on August 6, 2024)
3.8	Certificate of Amendment (incorporated by reference to Exhibit 3.1 to the Company’s Current Report, as amended, on Form 8-K/A filed on August 6, 2024)
3.9	Amended and Restated Bylaws of the Company, dated June 16, 2020 (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
3.10	First Amendment to the Amended and Restated Bylaws of the Company, dated March 12, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 13, 2023).
4.1	Specimen Certificate representing shares of Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed on April 26, 2019).
4.2	Form of Placement Agent’s Warrant Agreement (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 4, 2024).
4.3	Form of Placement Agent’s Warrant Agreement (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 24, 2024).
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 22, 2024).
4.5	Form of Placement Agent’s Warrant Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 22, 2024).
4.6	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 24, 2024).
4.7	Form of Placement Agent’s Warrant Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 24, 2024).
4.8	Form of Placement Agent’s Warrant Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 24, 2024).
5.1*	Opinion of Fennemore Craig LLP
23.1*	Consent of EisnerAmper LLP
23.2*	Consent of Fennemore Craig LLP (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (see signature page to this registration statement)
107*	Filing Fee Table

* Filed herewith.

Item 17. Undertakings.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs a(i), a(ii) and a(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carson City, State of Nevada, on the 21st day of November, 2024.

BIOVIE INC.

By:	/s/ Cuong Do
Cuong Do
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Cuong Do and Joanne Wendy Kim, and each of them singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Cuong Do	Chief Executive Officer	November 21, 2024
Cuong Do	(Principal Executive Officer)

/s/ Joanne Wendy Kim	Chief Financial Officer	November 21, 2024
Joanne Wendy Kim	(Principal Financial and Accounting Officer)

/s/ Jim Lang	Chairman	November 21, 2024
Jim Lang

/s/ Michael Sherman	Director	November 21, 2024
Michael Sherman

/s/ Richard J. Berman	Director	November 21, 2024
Richard J. Berman

/s/ Robert Hariri	Director	November 21, 2024
Robert Hariri

/s/ Sigmund Rogich	Director	November 21, 2024
Sigmund Rogich